UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 19, 2018 (July 17, 2018)

NCI BUILDING SYSTEMS, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-14315	76-0127701
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

10943 North Sam Houston Parkway West
Houston, Texas	77064
(Address of principal executive office)	(Zip Code)

(281) 897-7778

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

Merger Agreement

On July 17, 2018, NCI Building Systems, Inc. (“we”, “us”, the “Company” or “NCI”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Ply Gem Parent, LLC, a Delaware limited liability company (“Ply Gem”), and for certain limited purposes set forth in the Merger Agreement, Clayton, Dubilier & Rice, LLC, a Delaware limited liability company (the “Sponsor”).

Pursuant to the terms of the Merger Agreement, at the closing of the merger, Ply Gem will be merged with and into the Company with the Company continuing its existence as a corporation organized under the laws of the State of Delaware (the “Merger”). As consideration to the holders (“Holders”) of Ply Gem’s LLC interests (“LLC Interests”) as of immediately prior to the closing of the Merger, at the closing of the Merger, the LLC Interests will be converted into the right of the Holders to receive, in the aggregate with respect to all such interests, 58,709,067 shares of the Company’s common stock, par value $0.01 per share (“Common Stock”) (collectively, the “Aggregate Merger Consideration”), with each Holder being entitled to receive its pro rata share of the Aggregate Merger Consideration. The shares of the Common Stock outstanding prior to the Merger will remain outstanding after the closing of the Merger.

The Merger Agreement contains various representations, warranties and covenants of the parties customary for transactions of this type, including covenants relating to the conduct of the business of each company prior to the closing of the Merger and limiting the ability of each company to consider alternative transactions. The closing of the Merger is subject to a number of customary conditions, including, among others, (1) the approval of the Merger, at a meeting duly called for such purpose, by the affirmative vote of the stockholders of the Company holding the majority of the Common Stock outstanding (“Stockholder Approval”), (2) the absence of any decision, injunction, decree, ruling, law or order by any governmental entity enjoining, prohibiting or making the consummation of the Merger and any related transactions illegal, (3) the termination or expiration of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and approvals under the Competition Act of Canada and the Austrian Cartel Act (Kartellgesetz) 2005 (BGB1 I 2005/61), as amended (4) subject to certain exceptions, the accuracy of representations and warranties with respect to the business of each of the Company and Ply Gem and compliance in all material respects by each of the Company, Ply Gem, and Sponsor with its respective covenants contained in the Merger Agreement, and (5) the receipt by each of the Company and Ply Gem from its respective tax counsel of an opinion to the effect that the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended. The parties expect the Merger to close in the fourth quarter of 2018.

The Merger Agreement contains certain termination rights, including (1) by either the Company or Ply Gem, if the Merger is not consummated by January 17, 2019 or if the Stockholder Approval is not obtained, (2) subject to certain conditions, by the Company if prior to the Stockholder Approval being obtained, the Company wishes to enter into a definitive agreement with respect to a superior alternative transaction, or (3) by Ply Gem, if the board of directors of the Company (the “Board”) changes its recommendation that the stockholders of the Company vote in favor of the Merger.

The Company will be obligated to pay to Ply Gem a termination fee equal to $45,000,000 if the Merger Agreement is terminated as follows, subject to certain conditions: (1) by either the Company or Ply Gem because the Stockholder Approval is not obtained and (a) prior to the meeting of the Company’s stockholders duly called for the purpose of obtaining the Stockholder Approval a proposal for an alternative transaction is publicly proposed or disclosed and (b) the Company enters into a definitive agreement with respect to, or consummates, a superior alternative transaction within twelve months of such termination, (2) by Ply Gem because the Company breached covenants pertaining to non-solicitation of alternative transactions and (a) before such termination, an alternative transaction is publicly proposed or disclosed and (b) the Company enters into a definitive agreement with respect to, or consummates, a superior alternative transaction within twelve months of the Merger Agreement being terminated and (3) by the Company, before the Stockholder Approval is obtained, in order to enter into a definitive agreement with respect to a superior alternative transaction.

A copy of the Merger Agreement is attached as Exhibit 2.1 to this report on Form 8-K and is incorporated herein by reference. The foregoing description of the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to such exhibit. The representations, warranties and covenants contained in the Merger Agreement were made solely for purposes of the Merger, as of specific dates and solely for the benefit of the parties to the Merger Agreement, and may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to security holders. Security holders should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the Company or Ply Gem. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures.

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Stockholders Agreement

Pursuant to the terms of the Merger Agreement, prior to, and as a condition to the consummation of, the Merger, the Company will enter into a stockholders agreement (the “Stockholders Agreement”) with Clayton, Dubilier & Rice Fund VIII, L.P., a Cayman Islands exempted limited partnership (“CD&R Fund VIII”), CD&R Friends & Family Fund VIII, L.P., a Cayman Islands exempted limited partnership (“CD&R FF Fund VIII”), CD&R Pisces Holdings, L.P., a Cayman Islands exempted limited partnership (“CD&R Pisces”, and together with CD&R Fund VIII and CD&R FF Fund VIII, individually, the “CD&R Investors,” and collectively, the “CD&R Investor Group”), Atrium Intermediate Holdings, LLC, a Delaware limited liability company (“Atrium”), GGC BP Holdings, LLC, a Delaware limited liability company (“GGC”), and AIC Finance Partnership, L.P., a Cayman Islands exempted limited partnership (“AIC”, and together with Atrium and GGC, individually, the “Golden Gate Investors,” and collectively, the “Golden Gate Investor Group,” and together with the CD&R Investor Group, the “Investors”). Pursuant to the Stockholders Agreement, among other matters, the CD&R Investor Group will be entitled to designate five out of twelve initial members of the Board and, thereafter, so long as the CD&R Investor Group beneficially owns at least 7.5% of the outstanding shares of Common Stock, to designate a number of Board members in proportion to the CD&R Investor Group’s percentage beneficial ownership of outstanding Common Stock, but never to exceed one less than the number of independent, non-CD&R-affiliated directors serving on the Board. Each CD&R Investor and Golden Gate Investor will also have preemptive rights to subscribe for any equity securities the Company proposes to issue in accordance with each Investor’s percentage beneficial ownership of Common Stock and registration rights for the shares of Common Stock it receives in the Merger, subject to customary exceptions. The CD&R Investor Group and the Golden Gate Investor Group will each agree, among other things, that until such time that its percentage beneficial ownership of the outstanding Common Stock falls below 10% and stays below such threshold for a period of six months, to be subject to standstill, voting and transfer restrictions and limitations, including a prohibition on transferring Common Stock to any third party or group that beneficially owns, or would, after giving effect to such transfer, beneficially own 10% or more of the outstanding Common Stock.

A form of Stockholders Agreement is attached as Exhibit 10.1 to this report on Form 8-K and is incorporated herein by reference. The foregoing description of the Stockholders Agreement does not purport to be complete and is qualified in its entirety by reference to such exhibit.

Registration Rights Agreement

Pursuant to the terms of the Merger Agreement, prior to, and as a condition to the consummation of, the Merger, the Company will enter into a registration rights agreement (the “Registration Rights Agreement”) with the Investors, pursuant to which the Company will grant the Investors customary demand and piggyback registration rights, including rights to demand registrations and underwritten shelf registration statement offerings with respect to the shares of Common Stock that will be held by the Investors.

Item 3.02. Unregistered Shares of Equity Securities.

The information set forth in Item 1.01 of this report on Form 8-K with respect to the issuance of 58,709,067 shares of Common Stock is incorporated by reference herein. The issuance of such shares of Common Stock upon the closing of the Merger is expected to be exempt from the registration requirements of the Securities Act of 1933, pursuant to Section 4(a)(2) thereof, because such issuance does not involve a public offering.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective as of the closing of the Merger, the Company expects to appoint James S. Metcalf as Chairman and Chief Executive Officer, and Shawn K. Poe as Chief Financial Officer, of the Company. Following the closing of the Merger, Donald R. Riley, the current President and Chief Executive Officer of the Company will remain employed by the Company as the Chief Executive Officer of the NCI Division of the Company and Head of Supply Chain & Technology of the Company. Following the closing of the Merger, Gary E. Robinette, the current Chief Executive Officer of Ply Gem, will provide services to the Company as the Chairman Emeritus and Special Advisor to the Company. The Company has not yet entered into any employment arrangements with any executive officer relating to services with the Company following the closing of the Merger.

Mr. James S. Metcalf, age 60, is currently a director of the Company and the biographical information regarding Mr. Metcalf set forth in the Company’s proxy statement dated January 26, 2018 is incorporated herein by reference.

Mr. Shawn K. Poe, age 56, has served as the Chief Financial Officer and Secretary of Ply Gem since 2004 and as Executive Vice President since 2015. Mr. Poe was appointed Vice President of Finance of Ply Gem’s siding and accessories subsidiaries in March 2000. Prior to joining Ply Gem, Mr. Poe held the position of Corporate Controller and various other accounting positions at Nordyne, Inc., which he joined in 1990. In addition, Mr. Poe held various accounting positions with Federal Mogul Corporation from 1984 to 1990. Mr. Poe graduated from Southeast Missouri State University in 1984 with a BS in Accounting. Mr. Poe graduated from Fontbonne College in 1994 with an MBA.

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Item 5.03. Amendments to Articles of Incorporation and or Bylaws; Change in Fiscal Year.

On July 17, 2018, the Board, by unanimous vote of the non-CD&R affiliated directors, amended the Company’s bylaws to adopt a new Article X, which sets forth as follows:

Unless the Corporation consents in writing to the selection of an alternative forum, the sole and exclusive forum for (a) any derivative action or proceeding brought on behalf of the Corporation , (b) any action asserting a claim for or based on breach of a fiduciary duty owed by any current or former director or officer or other employee of the Corporation to the Corporation or to the Corporation’s stockholders, including a claim alleging the aiding and abetting of such a breach of fiduciary duty, (c) any action asserting a claim against the Corporation or any current or former director or officer or other employee of the Corporation arising pursuant to any provision of the Delaware General Corporation Law or the Amended and Restated Certificate of Incorporation or the Amended and Restated Bylaws (each as may be amended from time to time), (d) any action asserting a claim relating to or involving the Corporation that is governed by the internal affairs doctrine, or (e) any action asserting an “internal corporate claim” as that term is defined in Section 115 of the Delaware General Corporation Law shall be a state court located within the State of Delaware (or, if no state court located within the State of Delaware has jurisdiction, the federal district court for the District of Delaware).

The bylaws amendment described above is attached as Exhibit 3.1 to this report on Form 8-K and is incorporated herein by reference.

Item 8.01 Other Events.

On July 18, 2018, the Company held an investors call to provide additional details regarding the Merger Agreement. A copy of the call’s transcript is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits

(d)	Exhibits

Exhibit
Number	Description of Exhibit

2.1	Agreement and Plan of Merger, dated July 17, 2018, by and among Ply Gem Parent, LLC, NCI Building Systems, Inc. and solely for the purposes of Section 6.1(e), 6.5(a)(i), 6.5(a)(ii), 6.5(a)(iv), 6.5(b) and 6.5(c), Clayton, Dubilier and Rice, LLC.
3.1	Bylaws Amendment, dated July 17, 2018.
10.1	Form of Stockholders Agreement, by and among NCI Building Systems, Inc., Clayton, Dubilier & Rice Fund VIII, L.P., CD&R Friends & Family Fund VIII, L.P., CD&R Pisces Holdings, L.P., Atrium Intermediate Holdings, LLC, GGC BP Holdings, LLC and AIC Finance Partnership, L.P.
99.1	Investor Call Transcript, dated July 18, 2018.

IMPORTANT ADDITIONAL INFORMATION WILL BE FILED WITH THE SEC

In connection with the proposed transaction, the Company will file a proxy statement of the Company with respect to the obtaining of the stockholder approval for the transaction. The Company also plans to file other documents with the SEC regarding the proposed merger. STOCKHOLDERS OF THE COMPANY ARE URGED TO READ CAREFULLY AND IN THEIR ENTIRETY THE PROXY STATEMENT (INCLUDING ALL AMENDMENTS AND SUPPLEMENTS THERETO) AND OTHER DOCUMENTS RELATING TO THE PROPOSED MERGER THAT WILL BE FILED WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE COMPANY, PLY GEM AND THE PROPOSED MERGER. A definitive proxy statement will be sent to the Company’s stockholders. Stockholders will be able to obtain free copies of the proxy statement and other documents containing important information about the Company and Ply Gem, once such documents are filed with the SEC, through the website maintained by the SEC at http://www.sec.gov. Copies of the documents filed with the SEC by the Company will be available free of charge on the Company’s internet website at www.ncibuildingsystems.com under the tab “Investors” and then under the tab “SEC Filings” or by contacting the Company’s Investor Relations department at (281) 897-7785.

PARTICIPANTS IN THE SOLICITATION

The Company and its respective directors and executive officers may be deemed to be participants in the solicitation of proxies from the Company’s stockholders in connection with the proposed merger. Information about the persons who may be deemed to be participants in the solicitation of the Company’s stockholders in connection with the proposed merger, including a description of their direct and indirect interests, by security holdings or otherwise, will be set forth in the Company’s definitive proxy statement and other filings with the SEC when they are filed with the SEC. Information about the directors and executive officers of the Company and their ownership of the common stock is set forth in the definitive proxy statement for the Company’s 2018 annual meeting of stockholders, as previously filed with the SEC on January 26, 2018. Free copies of these documents can be obtained as described in the preceding paragraph.

NON-SOLICITATION

This communication shall not constitute an offer to sell or the solicitation of an offer to sell or the solicitation of an offer to buy any securities, nor shall there by any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction.

FORWARD-LOOKING STATEMENTS

Certain statements and information in this filing may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believe,” “anticipate,” “plan,” “intend,” “foresee,” “guidance,” “potential,” “expect,” “should,” “will” “continue,” “could,” “estimate,” “forecast,” “goal,” “may,” “objective,” “predict,” “projection,” or similar expressions are intended to identify forward-looking statements (including those contained in certain visual depictions) in this filing.

Such forward-looking statements reflect the views of management at the time such statements are made and are subject to a number of risks, uncertainties, estimates, and assumptions that may cause actual results to differ materially from current expectations, including but not limited to the ability of the parties to satisfy the conditions precedent and consummate the proposed merger, the timing of consummation of the proposed merger, the ability of the parties to secure stockholder and regulatory approvals in a timely manner or on the terms desired or anticipated, the ability of NCI and Ply Gem to integrate the acquired operations, the ability to implement the anticipated business plans of the combined company following closing and achieve anticipated benefits and savings, risks related to disruption of management’s attention from ongoing business operations due to the pending merger, the effect of the announcement of the proposed merger on either party’s relationships with its respective customers, vendors, lenders, operating results and businesses generally, the outcome of any legal proceedings related to the proposed merger. Additionally, factors that could cause actual results of NCI to differ materially include general risks associated with NCI’s business, including, without limitation, industry cyclicality and seasonality and adverse weather conditions; challenging economic conditions affecting the nonresidential construction industry; volatility in the U.S. economy and abroad, generally, and in the credit markets; substantial indebtedness and our ability to incur substantially more indebtedness; our ability to generate significant cash flow required to service or refinance our existing debt, including our secured term loan facility, and obtain future financing; our ability to comply with the financial tests and covenants in our existing and future debt obligations; operational limitations or restrictions in connection with our debt; increases in interest rates; recognition of asset impairment charges; commodity price increases and/or limited availability of raw materials, including steel; costs relative to maintenance or replacement of our enterprise resource planning technologies; our ability to make strategic acquisitions accretive to earnings; retention and replacement of key personnel; our ability to carry out our restructuring plans and to fully realize the expected cost savings; enforcement and obsolescence of intellectual property rights; fluctuations in customer demand; costs related to environmental clean-ups and liabilities; competitive activity and pricing pressure; increases in energy prices; volatility of NCI’s stock price; potential future sales of NCI’s common stock held by our sponsor; substantial governance and other rights held by our sponsor; breaches of our information system security measures and damage to our major information management systems; hazards that may cause personal injury or property damage, thereby subjecting us to liabilities and possible losses, which may not be covered by insurance; changes in laws or regulations, including the Dodd–Frank Act; and costs and other effects of legal and administrative proceedings, settlements, investigations, claims and other matters; timing and amount of any future stock repurchases. In addition to these factors, we encourage you to review the “Risk Factors” set forth in the Company’s Annual Report on Form 10-K for the fiscal year ended October 29, 2017, and the other risks and uncertainties described in documents we file from time to time with the SEC, which identify other important factors, though not necessarily all such factors, that could cause future outcomes to differ materially from those set forth in the forward-looking statements contained in this filing. The Company expressly disclaims any obligation to release publicly any updates or revisions to these forward-looking statements, whether as a result of new information, future events, or otherwise.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 19, 2018	NCI BUILDING SYSTEMS, INC.

	By:	/s/ Bradley S. Little
	Name:	Bradley S. Little
	Title:	Interim Chief Financial Officer and Treasurer